CUSIP No. 641208103                SC 13/G

               ________________________________________________





                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                        SCHEDULE SC 13G
           Under the Securities Exchange Act of 1934




                 NETWORK EQUIPMENT TECHNOLOGIES


             Common Stock, Par Value $0.01 per Share


                         Cusip 641208103




STAFFORD CAPITAL MANAGEMENT LLC
ROBERT M. STAFFORD
275 BATTERY STREET, SUITE 1600
SAN FRANCISCO, CA.  94111
415-362-6120

August 31, 2012









Rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)
















CUSIP No. 641208103                 SC 13G               Page 2 of 9
    ________________________________________________________________
1.  NAME OF REPORTING PERSON

    STAFFORD CAPITAL MANAGEMENT LLC

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    94-3338814
____________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(A) [ ]

(B) [X]   Reporting Person is affiliated with other persons.
____________________________________________________________________
3.  SEC USE ONLY

____________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
____________________________________________________________________

Number of         5.    SOLE VOTING POWER
Shares                  0
Beneficially 	  -------------------------------------------------
Owned by Each     6.    SHARED VOTING POWER
Reporting               0
Person With	  -------------------------------------------------
                  7.    SOLE DISPOSITIVE POWER
                        0
                  -------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        0
___________________________________________________________________

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
___________________________________________________________________

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES.

    [  ]
___________________________________________________________________

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

n/a
___________________________________________________________________

12. TYPE OF REPORTING PERSON

IA
___________________________________________________________________



CUSIP No. 641208103                SC 13G               Page 3 of 9


___________________________________________________________________
1.  NAME OF REPORTING PERSON

CRAIG A. STEPHENS
    XXX-XX-XXXX
___________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

a. [ ]
b. [X]	 Reporting Person is affiliated with other persons.

___________________________________________________________________

3. SEC USE ONLY

___________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
___________________________________________________________________
5. SOLE VOTING POWER

   0
___________________________________________________________________

Number of         5.    SOLE VOTING POWER
Shares                  0
Beneficially 	  -------------------------------------------------
Owned by Each     6.	SHARED VOTING POWER
Reporting               0
Person With	  -------------------------------------------------
		  7.	SOLE DISPOSITIVE POWER
   			0
                  -------------------------------------------------

8.    SHARED DISPOSITIVE POWER
      0
___________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
___________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

    [  ]
____________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    n/a

____________________________________________________________________
12. TYPE OF REPORTING PERSON

    IN




CUSIP No. 641208103                 SC 13G               Page 4 of 9

___________________________________________________________________
1.  NAME OF REPORTING PERSON

    PACIFIC MANAGEMENT, LTD

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    94-3024744
___________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    a. [ ]
    b. [X]  Reporting Person is affiliated with other persons.

___________________________________________________________________

3.  SEC USE ONLY

___________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
___________________________________________________________________


Number of	  5.	SOLE VOTING POWER
Shares			0
Beneficially 	  ------------------------------------------------
Owned by Each     6.    SHARED VOTING POWER
Reporting               0
Person With	  ------------------------------------------------
                  7.    SOLE DISPOSITIVE POWER
                        0
                  ------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        0
 _________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

 _________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES.

     [  ]
__________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     n/a
__________________________________________________________________
12.  TYPE OF REPORTING PERSON

     IA, PN
__________________________________________________________________








CUSIP No. 641208103                SC 13G              Page 5 of 9


__________________________________________________________________
1.  NAME OF REPORTING PERSON

    ROBERT M. STAFFORD
    xxx-xx-xxxx
__________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    a.  [ ]
    b.  [X]	 Reporting Person is affiliated with other persons.
__________________________________________________________________
3.  SEC USE ONLY

__________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
__________________________________________________________________


Number of         5.    SOLE VOTING POWER
Shares                  0
Beneficially 	  -------------------------------------------------
Owned by Each     6.    SHARED VOTING POWER
Reporting               0
Person With	  -------------------------------------------------
                  7.    SOLE DISPOSITIVE POWER
                        0
                  -------------------------------------------------
		  8.    SHARED DISPOSITIVE POWER
                        0
____________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
____________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

    [  ]  __________________________________________________________

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    n/a
____________________________________________________________________
12. TYPE OF REPORTING PERSON

    IN
____________________________________________________________________










CUSIP No. 641208103                SC 13G                  Page 6 of 9



ITEM 1 (a)        Name of Issuer:

                  NETWORK EQUIPMENT TECHNOLOGIES

ITEM 1 (b)        Address of Issuers Principal Executive Offices:
                  6900 Paseo Padre Parkway
                  Fremont, CA.  94555

ITEM 2 (a)        Name of Person Filing:

                  Stafford Capital Management, LLC
                  Registered Investment Advisor acting under the Advisors Act of 1940
                  Robert M. Stafford, CEO, Chairman

ITEM 2 (b)        Address of Principal Business Office:
                  275 Battery Street, Suite 1600
                  San Francisco, CA.  94111

ITEM 2 (c)        Citizenship:
                  Stafford Capital Management, LLC  California
                  Pacific Management, Ltd  California
                  Robert M. Stafford  United States Citizen
			Craig A. Stephens  United States Citizen

ITEM 2 (d)        Title of Class of Securities:
                  Common Stock, Par Value .01c/Share

ITEM 2 (e)        Cusip Number
                  641208103





























CUSIP No. 641208103                 SC 13G                  Page 7 of 9





ITEM 3   If this statement is filed pursuant to Rule 13-d-1(b)or
         (c),check whether the person filing is:

  (a)  [   ]  A broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
  (b)  [   ]  A bank as defined in section 3(a)(6) of the Act (15
              U.S.C.78c).
  (c)  [   ]  An insurance company as defined in section 3(a)(19) of the
              Act(15 U.S.C.78c).
  (d)  [   ]  An investment company registered under section 8 of the
              Investment Company Act of 1940 (15 U.S.C.80a-8).
  (e)  [ X ]  An investment adviser in accordance with Rule 13-d-
              1(b)(1)(ii)(E)*
  (f)  [   ]  An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F)
  (g)  [   ]  A parent holding company or control person in accordance with
              Rule 13d-1(b)(1)(ii)(G);
  (h)  [   ]  A savings association as defined in Section 3(b) of the
              Federal Deposit Insurance Act (12 U.S.C.1813);
  (i)  [   ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
              Company Act of 1940 (15 U.S.C. 80a-3);
  (j)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box [   ]






























CUSIP No. 641208103			SC 13G		  Page 8 of 9





ITEM 4	Ownership.

      (a)  Amount Beneficially Owned:                         0 Shares


       (b)  Percent of Class                                   n/a

       (c)  Number of Shares as to which the person has:

            (i)   Sole Power to vote or to direct the vote:     0

            (ii)  Shared Power to vote or to direct the vote:   0

            (iii) Sole power to dispose or to direct the        0

            (iv)  Shared power to dispose or to direct the      0
                    disposition of:


ITEM 5	    Ownership of Five Percent of Less of Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.


ITEM 6	   Ownership of More Than Five Percent on Behalf of Another
           Person.

           Not Applicable.


ITEM 7     Identification and Classification of the Subsidiary
           Acquired the Security Being Reported on By the Parent
           Holding Company.

           Not Applicable.


ITEM 8     Identification and Classification of Members of the Group.

	   Not Applicable


ITEM 9     Notice of Dissolution of Group.

           Not Applicable.















CUSIP No. 641208103                 SC 13G                  Page 9 of 9



ITEM 10	Certification

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant of any transaction having that purpose or effect.

                   _______________________________________________



Date:  August 31, 2012





SIGNATURE


By:	Robert M. Stafford
-----------------------
Chairman, CEO
Stafford Capital Management


By: 	Craig A. Stephens
------------------------
President
Stafford Capital Management


By:	Robert M. Stafford
------------------------
General Partner
Pacific Management, Ltd.